Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

October 19, 2026

Eaton Corporation Plc

Eaton House, 30 Pembroke Road

Dublin 4, Ireland D04 Y0C2

+353 1637 2900

Registration Statement on Form S-4 and S-1

Ladies and Gentlemen:

We have acted as special counsel to Eaton Corporation plc, an Irish public limited company (the “Company”), in connection with the Registration Statement on Form S-4 and S-1 (the “Registration Statement”) of Mobility (USA) Corporation, a Delaware corporation (“SpinCo”), a wholly owned subsidiary of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to 103,711,128 shares (the “Shares”) of SpinCo’s common stock, par value $0.01 per share, that will be issued pursuant to the Separation and Distribution Agreement (the “Separation Agreement”), dated as of June 10, 2026, by and among the Company, Eaton USA, Eaton Capital Unlimited Company, SpinCo and Dana, providing for the distribution of Shares to shareholders of Eaton pursuant to (i) the exchange offer described in the Registration Statement and/or (ii) the pro rata spin-off as described in the Registration Statement.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. the Registration Statement;

2. the Separation Agreement;

3. the Certificate of Incorporation of SpinCo included as Exhibit 3.1 to the Registration Statement (the “Certificate of Incorporation”);

4. the form of Amended and Restated Certificate of Incorporation of SpinCo included as Exhibit 3.3 to the Registration Statement (the “Amended and Restated Certificate of Incorporation”); and

5. the form of Amended and Restated By-laws of SpinCo included as Exhibit 3.2 to the Registration Statement (the “Amended and Restated Bylaws”).

In addition, we have examined (i) such corporate records of SpinCo that we have considered appropriate, including a copy of the Certificate of Incorporation and the by-laws of SpinCo, certified by SpinCo as in effect on the date of this letter, and copies of resolutions of the board of directors of SpinCo relating to the issuance of the Shares, certified by SpinCo and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of SpinCo made in the Documents and upon certificates of public officials and the officers of SpinCo.

Eaton Corporation Plc	2

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have assumed that the Separation Agreement is a legal, valid and binding obligation of each party to it other than SpinCo, enforceable against each such party in accordance with its terms. We have further assumed that the Amended and Restated Certificate of Incorporation will be properly filed with the Secretary of State of the State of Delaware, as contemplated under the Merger Agreement.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of SpinCo and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Separation Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP